 Exhibit 16.1

August 22, 2016

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have read the paragraphs under Item 4.01 included in the Form 8-K dated August 22, 2016 of Cleartronic Inc. and Subsidiaries to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein, insofar as it relates to our Firm.

Additionally, we are not in a position to agree or disagree with the statement regarding the intentions of Cleartronic, Inc. and Subsidiaries in appointing a new independent registered public accounting firm.

Very truly yours,

/s/Goldstein Schechter Koch P.A.

Goldstein Schechter Koch P.A.

Fort Lauderdale, FL